Exhibit 10.13(b)

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED AND RESTATED

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

between

TARGACEPT, INC.

and

AVENTIS PHARMA SA

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	2

ARTICLE 2. RESEARCH	10

2.1. Collaborative Research	9

2.2. Screening of Collaboration Compounds and Selection of Development Compounds and Back-Up Compounds	10

2.3 Research and Development Plan	11

2.4 Semi-Annual Research Plans	11

2.5 Preparation and Approval of Semi-Annual Research Plans	11

2.6 Targacept Research Efforts	12

2.7 APSA Research Efforts	14

2.8 Termination of Agreement During Research Term	14

2.9 Material Transfer	16

2.10 Liability	17

2.11 Exclusivity of Research	17

2.12 Subcontractors	17

2.13 No Warranty of Success	17

2.14 No Solicitation of Employees	17

ARTICLE 3. DEVELOPMENT AND COMMERCIALIZATION	18

3.1 Development Plans	18

3.2 Development Responsibilities of APSA; Diligence	18

3.3 Termination of Development of a Development Compound	18

3.4 Termination of Development of all Development Compounds	19

3.5 Breach of Development Diligence Obligations	19

3.6 Development Information and Reporting	19

3.7 Intentionally Omitted	19

3.8 Commercialization Responsibilities of APSA; Diligence	19

3.9 Termination of Commercialization of a Licensed Product	19

3.10 Termination of Commercialization of all Licensed Products	20

3.11 Breach of Commercialization Diligence Obligations	20

3.12 Commercialization Information and Reporting	20

ARTICLE 4 INFORMATION EXCHANGE	20

4.1 Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions	20

i

4.2 Information and Reports	21

ARTICLE 5 LICENSES	21

5.1 Licenses to APSA	21

5.2 License to Targacept	22

5.3 Right to Sublicense	23

5.4 Negative Covenants and License Limitations	23

5.5 Understanding Regarding Exclusivity and Negative Covenants	25

ARTICLE 6 MANAGEMENT OF RESEARCH, DEVELOPMENT AND COMMERCIALIZATION	25

6.1 Creation and Structure of the ERC	25

6.2 Responsibilities of the ERC	26

6.3 Composition of the ERC	26

6.4 Duration of the ERC	26

6.5 Meetings of the ERC	26

6.6 Decisions of the ERC	26

6.8 [Intentionally Omitted]	27

6.9 [Intentionally Omitted]	27

6.10 [Intentionally Omitted]	27

6.11 [Intentionally Omitted]	27

6.12 [Intentionally Omitted]	27

6.13 Subcommittees and Working Groups of the ERC	27

6.14 Project Leaders	27

6.15 Creation and Structure of the DC	27

6.16 Responsibilities of the DC	27

6.17 Composition of the DC	27

6.18 Duration of the DC	28

6.19 Meetings of the DC	28

6.20 Decisions of the DC	28

6.21 Subcommittees of the DC	28

6.22 Expenses	28

ARTICLE 7 PAYMENTS TO TARGACEPT	28

7.1 License Fees	28

7.2 Milestone Payments	29

7.3 Royalty Payments	30

7.4 Term of Royalty Obligation	30

7.5 Timing of Payment of Royalties	30

7.6 Obligation to Pay Royalties	30

7.7 Statement of Royalties	30

7.8 Compulsory Licenses	30

7.9 Third Party Licenses	31

7.10 Mode of Payment	31

7.11 Records Retention	32

7.12 Audits	32

7.13 Taxes	33

ARTICLE 8 INVENTIONS AND PATENTS	33

8.1 Title to Inventions and Documentation	33

8.2 Patent Prosecution	33

8.3 Enforcement of Patents	35

8.4 Third Party Patent Rights	37

ARTICLE 9 CONFIDENTIALITY	37

9.1 Confidentiality Obligations	37

9.2 Publications	38

9.3 Press Releases	39

ARTICLE 10 INDEMNIFICATION	39

10.1 Indemnification by APSA	39

10.2 Indemnification by Targacept	40

10.3 Notification of Claims; Conditions to Indemnification Obligations	40

ARTICLE 11 TERMINATION AND EXPIRATION	40

11.1 Term and Termination	40

11.2 Termination of the Agreement upon Material Breach	40

11.3 Termination of the Agreement by APSA.	41

11.4 Consequences of Termination	41

11.5 Accrued Rights; Surviving Obligations	43

11.6 Rights in Bankruptcy	44

ARTICLE 12 REPRESENTATIONS AND WARRANTIES	44

12.1 Representations and Warranties	44

12.2 Additional Representations and Warranties of Targacept	45

ARTICLE 13 RESERVED	47

ARTICLE 14 MISCELLANEOUS PROVISIONS	47

14.1 Relationship of the Parties	47

14.2 Assignments	47

14.3 Disclaimer of Warranties	47

14.4 Further Actions	47

14.5 Force Majeure	47

14.6 No Trademark Rights	48

14.7 Entire Agreement of the Parties; Amendments	48

14.8 Captions	48

14.9 Applicable Law	48

14.10 Disputes	48

14.11 Notices and Deliveries	48

14.12 No Consequential Damages	49

14.13 Waiver	49

14.14 Severability	49

14.15 Counterparts	49

14.16 Patent Due Diligence	50

AMENDED AND RESTATED

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This Amended and Restated Collaborative Research and License Agreement (this “Agreement”) is made and entered into as of January 21, 2002, by and between Targacept, Inc., a Delaware corporation having its principal place of business at 950 Reynolds Boulevard, Winston-Salem, North Carolina 27105 (“Targacept”), and Aventis Pharma SA, a corporation organized and existing under the laws of France having its principal place of business at 20, avenue Raymond Aron, 92160 Antony, France (“APSA”) (each of Targacept and APSA a “Party” and collectively, the “Parties”).

Recitals

Whereas, Targacept possesses proprietary technology and know-how related to the discovery, identification and/or synthesis of nicotinic agonists and has identified and applied for patents on certain nicotinic agonist compounds; and

Whereas, APSA is engaged in the research, development and marketing of products for the treatment of, among other things, central nervous system diseases and disorders; and

Whereas, Targacept and Aventis Pharmaceuticals Inc. (formerly known as Rhône-Poulenc Rorer Pharmaceuticals Inc. and Aventis Pharmaceutical Products Inc.), an Affiliate of APSA (“API”), are parties to a Collaborative Research and License Agreement dated December 30, 1998 (the “Original Agreement”) under which they collaborate in the discovery, development and commercialization of certain nicotinic compounds for specified indications; and

Whereas, API desires to assign its rights and obligations under the Original Agreement to APSA with effect as of the date hereof, and Targacept is willing to consent to such assignment as contemplated by Section 14.2 of the Original Agreement; and

Whereas, Targacept and APSA have, as of the date hereof, entered into the Second Collaboration Agreement (as defined herein) under which they will collaborate in the discovery, development and commercialization of nicotinic compounds included in, or derived from, the Aventis Compound Library (as defined in the Second Collaboration Agreement) for specified indications; and

Whereas, in connection with the Second Collaboration Agreement, Targacept and APSA desire to amend and restate the Original Agreement in its entirety as provided herein.

Now, therefore, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” means any Person that Controls, is Controlled by or is under common Control with a Party.

1.2 “Agreement” shall have the meaning assigned to such term in the preamble.

1.3 “APSA” shall have the meaning assigned to such term in the preamble.

1.3A “APSA Competitor” means a company (or affiliate thereof) that has total annual worldwide sales of pharmaceutical products exceeding $500 million, and that APSA regards in good faith as a competitor of APSA.

1.4 “APSA Indemnitees” shall have the meaning assigned to such term in Section 10.2.

1.5 “APSA Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation and/or use of Collaboration Compounds or Licensed Products that is Controlled by APSA or an Affiliate of APSA at any time during the Research Term or the Follow-Up Period (but excluding the APSA Patents, the Joint Patents, the Research Technology and any information that APSA is restricted from disclosing due to confidentiality obligations to a Third Party).

1.6 “APSA Patents” means all Patent Rights Controlled by APSA or an Affiliate of APSA that claim methods or materials used for discovering, identifying, assaying, characterizing or optimizing any Collaboration Compounds to the extent that such Patent Rights claim inventions made (x) prior to or during the Research Term or (y) during the Follow-Up Period.

1.6A “APSA Research Technology” means the Research Technology made, developed or discovered solely by employees or agents of APSA and/or its Affiliates, but excluding Targacept Technology.

1.7 “Back-Up Compound” means any Collaboration Compound that has been selected as such hereunder, or any salt, solvate, prodrug form, inclusion complex or metabolite thereof.

1.8 “Blocking Claim” shall have the meaning assigned to such term in Section 2.8(c).

1.9 “Blocking Patent” shall have the meaning assigned to such term in Section 2.8(c).

1.10 “Collaboration Compound” means any Targacept Compound, or any salt, solvate, prodrug form, inclusion complex or metabolite thereof.

For the avoidance of doubt, all Development Compounds and Back-Up Compounds shall be deemed to be Collaboration Compounds.

1.11 “Confidential Information” means (a) all information and data supplied by a Party under this Agreement, which, if disclosed in written, graphic or electronic form, is marked or otherwise designated as “confidential” or “proprietary” and, if disclosed orally, is summarized and designated as “confidential” or “proprietary” in a writing provided to the receiving Party not later than sixty (60) days after such disclosure; and (b) all other information expressly classified as “Confidential Information” hereunder.

1.12 “Control” means: (a) with respect to an item of information or an intellectual property right, possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein with respect to such item or right without violating the terms of any agreement or other arrangements with any Third Party; and (b) with respect to a Person, (i) the possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interests of such Person.

1.12A “Derivative” means with respect to any compound, a derivative or other improvement of such compound.

1.13 “Development Committee” or “DC” means that committee to be formed pursuant to Section 6.15.

1.14 “Development Compound” means any Collaboration Compound that has been selected as such hereunder, or any salt, solvate, prodrug form, inclusion complex or metabolite thereof.

1.15 “Development Plan” shall have the meaning assigned to such term in Section 3.1.

1.16 “Effective Date” means December 30, 1998.

1.16A “Estimated Amount” shall have the meaning assigned to such term in Section 2.6(c).

1.17 [Intentionally Omitted]

1.18 [Intentionally Omitted]

1.19 “Executive Research Committee” or “ERC” means that committee to be formed pursuant to Section 6.1.

1.20 [Intentionally Omitted]

1.21 “FDA” means the United States Food and Drug Administration, or the successor federal agency thereto.

1.22 “Field” means the treatment or prevention in Humans of one or more Indications.

1.23 “First Commercial Sale” means, with respect to any Licensed Product in any country, the first sale for use or consumption by the general public of such Licensed Product in such country after all Regulatory Approvals have been obtained in such country.

1.23A “Follow-Up Period” means the period commencing immediately after the Research Term and ending: (a) with respect to activities conducted pursuant to Section 5.1(a)(i) after the Research Term, six (6) months after the Research Term; and (b) with respect to activities conducted pursuant to Section 5.1(a)(ii) after the Research Term, two (2) years after the Research Term. However, by written agreement the Parties may extend the Follow-Up Period with respect to specified joint endeavors in connection with this Agreement.

1.24 “FTE” means a full-time Targacept scientist or laboratory technician or any other employee of Targacept or its Affiliates specifically approved as an FTE by APSA, who is dedicated to the Research or support thereof, or in the case of a less than full-time dedicated person, a full-time, equivalent person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of scientific work on or directly related to the Research. Work on or directly related to the Research to be performed by such employees may include, without limitation, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, and any other activities assigned to Targacept under the Research Plan.

1.24A “Full Royalty Term” shall have the meaning assigned to it in Section 7.3.

1.25 “IND” means an Investigational New Drug Application filed pursuant to the requirements of the FDA for approval to commence human clinical trials, and any equivalent application filed with any analogous regulatory authority in other countries or regulatory jurisdictions.

1.26 “Indication” means either of the following indications:

(a) Alzheimer’s Disease (based upon ante mortem diagnostic evaluations in use as of the Effective Date); or

(b) Parkinson’s Disease.

1.27 “Joint Patents” means all Patent Rights that claim or cover inventions within the Joint Research Technology.

1.28 “Joint Research Technology” means all Research Technology that is made, developed or discovered jointly by employees or agents of Targacept or its Affiliates and by employees or agents of APSA or its Affiliates, (a) prior to or during the Research Term or (b) during the Follow-Up Period, but excluding Targacept Technology.

1.29 “Key Employees” means J. Donald deBethizy; Merouane Bencherif; William S. Caldwell; and Patrick M. Lippiello.

1.30 “Know-How” means Targacept Know-How or APSA Know-How, as the case may be.

1.31 “Licensed Product” means any product, including any formulation thereof, containing or comprising a Development Compound.

1.32 “Losses” shall have the meaning assigned to such term in Section 10.1.

1.33 “Major Country” means each of France, Germany, Italy, Japan, Spain, the United Kingdom and the United States.

1.34 “Major Pharmaceutical Market” means each of the United States, the European Union (as it may be constituted from time to time) and Japan.

1.34A “Material Unexpected Technical Problem” shall have the meaning assigned to such term in Section 2.6(a).

1.35 “Materials” shall have the meaning assigned to such term in Section 2.9.

1.36 “Merger” shall have the meaning assigned to such term in Section 14.2.

1.37 “Milestone Event” shall have the meaning assigned to such term in Section 7.2.

1.38 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.50 et seq, and any equivalent application filed with any analogous regulatory authority in a Major Country (or, in the case of the centralized application process in the European Union, the European Medicines Evaluation Agency).

1.39 “Net Sales” means [********].

1.40 “Nicotinic Compound” means a chemical compound showing binding affinity for [********] receptors [********].

1.41 “Non-Filing Party” shall have the meaning assigned to it in Section 8.2(e).

1.41A “Non-Nicotinic Compound” means a compound having a binding affinity [********] to the [********] receptor [********].

1.41B “Other Metanicotine Compounds” means those compounds listed under the heading “Other Metanicotine Compounds” on Exhibit B.

1.41 [Intentionally Omitted]

1.41C “Partial Royalty Term” shall have the meaning assigned to it in Section 7.4

1.42 “Party” and “Parties” shall have the meaning assigned to such terms in the preamble.

1.43 “Patent Right” means rights under (a) any issued and existing letters patent, including any extensions, supplemental protection certificates, registration, confirmation, reissue, reexamination or renewal thereof, (b) pending applications, including any continuation, divisional, continuation-in-part application thereof, for any of the foregoing, and (c) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

1.43A “PCT” means the Patent Cooperation Treaty.

1.44 “Pentad Patents” means all Patent Rights Controlled by Targacept or an Affiliate of Targacept that claim the Pentad Technology.

1.45 “Pentad Technology” means proprietary know-how of Targacept and its Affiliates concerning structure activity, relationships of Nicotinic Compounds and nicotinic receptors, pharmacophore mapping of nicotinic receptors and computational and quantum mechanical methods for use in the design, synthesis and evaluation of pharmacologically active agents, including but not limited to Nicotinic Compounds.

1.46 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.47 “Phase I” means that portion of the clinical development program which generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product.

1.48 “Phase II” means that portion of the clinical development program which provides for small scale clinical trials primarily to determine efficacy of a product and certain other factors, such as dosing range.

1.49 “Phase III” means that portion of the clinical development program which provides for the pivotal trials of a product in sufficient numbers of patients to establish the safety and efficacy of a product for the desired label claims and indications.

1.50 “Phase Transition Criteria” shall have the meaning assigned to it in Exhibit A.

1.51 “Primary Screening” means conducting an assay, screen or other test on a Collaboration Compound under the Research to determine physical chemical profiles and in vitro pharmacological and toxicological profiles.

1.52 “Project Leaders” shall have the meaning ascribed to it in Section 6.14.

1.53 “Qualifying Offering” shall have the meaning ascribed to it in Section 13.1.

1.54 [Intentionally Omitted]

1.55 [Intentionally Omitted]

1.56 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport and sale of a Licensed Product in a country.

1.57 “Research” means the collaborative research program undertaken by the Parties pursuant to this Agreement to characterize, optimize and conduct research and development activities regarding Collaboration Compounds for use in the Field, in accordance with the Research and Development Plan.

1.58 “Research and Development Plan” shall have the meaning provided such term in Section 2.3.

1.59 “Research Technology” means all tangible and intangible know-how, trade secrets, inventions (whether or not patentable), discoveries, developments, data, clinical and preclinical results, information, and physical, chemical or biological material, compounds, and any replication of or any part of any of the foregoing, made by employees or agents of Targacept or its Affiliates or APSA or its Affiliates, either alone or jointly, (a) during the Research Term or (b) during the Follow-Up Period.

1.60 “Research Term” means the period during which the Parties shall conduct the Research, commencing on January 1, 1999 and terminating on December 31, 2002 or such later date as the Parties may mutually agree in writing.

1.61 “Screening Criteria” shall have the meaning assigned to such term in the Research and Development Plan.

1.61A “Second Collaboration Agreement” means the Collaborative Research and License Agreement between Targacept and APSA dated as of the date of this Agreement.

1.62 “Secondary Screening” means conducting any assay, screen or other test on a Collaboration Compound after the Primary Screening of such Collaboration Compound, for the purpose of confirming the results of the Primary Screening or determining additional physical chemical, pharmaceutical and process profiles and in vivo pharmacological and toxicological profiles.

1.62A “Semi-Annual Research Plan” shall have the meaning ascribed to it in Section 2.4.

1.63 “1734 Series” means those compounds listed under the heading “1734 Series” on Exhibit B.

1.64 “1767 Series” means those compounds listed under the heading “1767 Series” on Exhibit B.

1.65 “1768 Series” means those compounds listed under the heading “1768 Series” on Exhibit B.

1.65A “[********].

1.66 “Sublicensee” means any Third Party to which APSA has granted sublicense rights under the licenses granted APSA hereunder, which rights include at least the rights to make and sell Licensed Products. Third Parties that are permitted only to distribute and resell finished Licensed Products or that manufacture or finish Licensed Products for supply to APSA or its Affiliates are not “Sublicensees.”

1.67 “Targacept” shall have the meaning assigned to such term in the preamble.

1.68 [Intentionally Omitted]

1.69 “Targacept Compounds” means (a) any compound from the 1734 Series, the 2429 Series, the 2563 Series, the 1767 Series or the 1768 Series, (b) any Other Metanicotine Compound, (c) as of the UK License Date, any UK Compound, and (d) any compound identified by Targacept or its Affiliates prior to the end of the Research Term and believed by Targacept to operate through the a4ß4 receptor, in each case together with any salt, solvate, prodrug form, inclusion complex, metabolite or Derivative thereof. No other compound, including without limitation RJR Compound No. 2403, shall be considered a Targacept Compound.

1.70 [Intentionally Omitted]

1.71 “Targacept Indemnitees” shall have the meaning assigned to such term in Section 10.1.

1.72 “Targacept Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation, manufacture and/or use of Collaboration Compounds or Licensed Products that is Controlled by Targacept or an Affiliate of Targacept at any time during the Research Term or the Follow-Up Period, but excluding the Pentad Technology, the Pentad Patents, the Targacept Patents, the Joint Patents, the Research Technology and any information that Targacept is restricted from disclosing due to confidentiality obligations to a Third Party.

1.73 “Targacept Patents” means all Patent Rights that are Controlled by Targacept or its Affiliates that claim (a) any Collaboration Compounds or Licensed Products (or pharmaceutical preparations containing the same), (b) the manufacture or use of any Collaboration Compounds or Licensed Products, (c) methods or materials used for discovering, identifying, assaying, characterizing or optimizing any Collaboration Compounds or (d) Targacept Compounds within the Research Technology, to the extent that such Patent Rights claim inventions made (x) prior to or during the Research Term or (y) during the Follow-Up Period.

1.73A “Targacept Research Technology” means both (i) the Research Technology made, developed or discovered solely by employees or agents of Targacept and/or its Affiliates and (ii) the Targacept Technology.

1.73B “Targacept Technology” means any Targacept Compounds (including, without limitation, Collaboration Compounds, Development Compounds, Back-Up Compounds, Terminated Compounds and Licensed Products) within the Research Technology made by employees or agents of (i) APSA and/or its Affiliates, (ii) Targacept and/or its Affiliates or (iii) APSA and/or its Affiliates and Targacept and/or its Affiliates, jointly.

1.74 “Terminated Compound” means a Collaboration Compound that, pursuant to any provision of this Agreement, ceases to be a Collaboration Compound or a Licensed Product.

1.75 “Third Party” means a Person other than Targacept, APSA and Affiliates of either.

1.76 “Third Party License” shall have the meaning assigned to such term in Section 2.8(c).

1.76A “Threshold EU Market” means at any time any set of countries within the European Union which constituted during the prior calendar year at least 50% in dollar amount of all central nervous system related pharmaceutical sales in the European Union.

1.77 “2429 Series” means those compounds listed under the heading “2429 Series” on Exhibit B.

1.78 “2563 Series” means those compounds listed under the heading “2563 Series” on Exhibit B.

1.79 “UK Compounds” means those compounds listed under the heading “UK Compounds” on Exhibit B.

1.79A “UK License Date” shall have the meaning assigned to such term in Section 12.2(i).

1.79B “Valid Claim” means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement between the Parties, an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

Research

2.1 Collaborative Research. Commencing on the Effective Date, the Parties shall conduct the Research pursuant to the Research and Development Plan, with the goals of: (a) identifying and selecting those Collaboration Compounds that may be suitable for further scientific evaluation (immediately or at some future time during the Research Term) and those Collaboration Compounds that clearly do not warrant such further scientific evaluation and should instead be classified as Terminated Compounds; (b) further evaluating Collaboration Compounds; (c) identifying and selecting certain Collaboration Compounds for further development as Development Compounds; and (d) identifying and selecting certain Collaboration Compounds as Back-Up Compounds to the

Development Compounds. The Parties shall conduct the Research in accordance with this Agreement, the Research and Development Plan (as it may be amended hereunder from time to time), the Semi-Annual Research Plans established pursuant to the provisions of this Article 2 and the Phase Transition Criteria.

2.2 Screening of Collaboration Compounds and Selection of Development Compounds and Back-Up Compounds.

(a)	Primary and Secondary Screening of Collaboration Compounds. Targacept and APSA shall conduct Primary Screening and Secondary Screening of Collaboration Compounds during the Research Term, as set forth in the Research and Development Plan and the Semi-Annual Research Plans, and shall inform the ERC of the progress and results thereof.

(b)	Rejection of Collaboration Compounds. The ERC shall review the results of the Primary Screening and Secondary Screening of the Collaboration Compounds provided by the Parties pursuant to Section 2.2(a). Based upon the standards set forth in the Research and Development Plan and such other appropriate factors as the Parties mutually agree, the ERC shall determine whether any Collaboration Compounds clearly do not warrant further scientific evaluation and should instead be classified as Terminated Compounds. If a Collaboration Compound is classified as a Terminated Compound or is not selected as a Development Compound or Back-Up Compound within the time frames established hereunder, it shall automatically cease to be a Collaboration Compound and thereafter shall not be subject to research, development or commercialization by APSA or its Affiliates or Sublicensees pursuant to this Agreement.

(c)	Selection of Development Compounds and Back-Up Compounds; Rejection of Collaboration Compounds.

(1)	From time to time, the ERC shall review data relating to the Collaboration Compounds that is generated by the Research. Based upon standards set forth in the Research and Development Plan and such other appropriate factors as the ERC deems appropriate, the ERC (and after its term, the DC) shall identify and select the Development Compounds (and the Back-Up Compounds) for development (or potential development) in accordance with the Research and Development Plan. Up to [********] Collaboration Compounds may be classified at any time as Development Compounds and Back-Up Compounds for each Indication.

(2)

If a Collaboration Compound (a) is classified as a Terminated Compound under Section 2.2(b), (b) is a UK Compound and does not undergo Primary Screening within six (6) months after the later of UK License Date or the date such compound is available for screening, (c) is an Other Metanicotine Compound and does not undergo Primary Screening within nine (9) months after the date such compound is available for screening, (d) does not undergo Primary Screening prior to the expiration of the Research Term, (e) undergoes Primary Screening prior to the expiration of the Research Term but does not meet the Screening Criteria set forth in the Research and Development Plan or (f) is not selected as a Development Compound or a Back-up Compound under Section 2.2(c)(i) within six (6) months after the end of the Research Term, it shall automatically cease to be a Collaboration Compound and thereafter shall not be subject to research, development or commercialization by APSA or its Affiliates or Sublicensees pursuant to this Agreement.

2.3 Research and Development Plan. Attached hereto as Exhibit C is the initial version of the Research and Development Plan (as it may be modified from time to time, the “Research and Development Plan”) that sets forth the plan for the Research activities expected to be performed by each Party pursuant to this Agreement. The Research and Development Plan may be amended by the ERC from time to time in accordance with the provisions of Article 6.

2.4 Semi-Annual Research Plans. On a semi-annual basis, the Parties shall establish a detailed research plan and budget, as may be modified from time to time (each a “Semi-Annual Research Plan”) for the activities to be performed by APSA and Targacept as part of the Research during the following six (6) month period starting January 1 or July 1, as the case may be (or such longer period as may be set forth for certain tasks in the Semi-Annual Research Plan). Each Semi-Annual Research Plan may be amended by the ERC from time to time in accordance with the provisions of Article 6. Each Semi-Annual Research Plan shall be in accord with the Research and Development Plan and shall specify in reasonable detail:

(a)	the objectives of the Research for the ensuing period(s);

(b)	the specific research and other activities to be performed by APSA and Targacept during such period;

(c)	the specific deliverables expected to be provided by APSA and Targacept, and the projected dates by which such deliverables will be provided;

(d)	the FTEs to be devoted by Targacept to its tasks under the Semi-Annual Research Plan; and

(e)	the total funding expected to be provided to Targacept for the ensuing six-month period to support Targacept’s Research activities (which funding will be subject to adjustment as provided in Section 2.6).

2.5 Preparation and Approval of Semi-Annual Research Plans. Attached hereto as Exhibit D is the Semi-Annual Research Plan for the initial period of the Research Term. The ERC shall meet at the earliest reasonably practicable time to establish, by mutual agreement of the

Parties, the priority for performing the Primary Screening and Secondary Screening of the Collaboration Compounds and to amend the initial Semi-Annual Research Plan as required to reflect such agreement. It is intended that the Semi-Annual Research Plan for each subsequent period during the Research Term shall be approved by the ERC by May 1 and December 1 of each calendar year during the Research Term.

2.6 Targacept Research Efforts.

(a)

Targacept agrees to commit such resources of Targacept and its Affiliates as are specified in the Semi-Annual Research Plans to perform its obligations set forth therein. Targacept agrees to commit such further resources as are reasonably necessary to perform its obligations set forth in each Semi-Annual Research Plan, provided, however, that Targacept shall have the right to notify the ERC promptly upon becoming aware of an unanticipated scientific or technical problem which makes it likely to preclude Targacept from fulfilling any obligation set forth in a Semi-Annual Research Plan with the FTEs [********] budgeted to the performance of such obligation (a “Material Unexpected Technical Problem”). As part of such notification, Targacept shall provide the ERC with a reasonably detailed description of such Material Unexpected Technical Problem, together with its good faith estimate of the number of additional FTEs and time which will be required to perform such obligation in light of such Material Unexpected Technical Problem. Upon receipt of such notification, the ERC shall then meet to determine whether to modify the Semi-Annual Research Plan as it applies to such obligation to (i) refocus the remaining unused FTE resources allocated to such obligation to other obligations under the Plan, (ii) increase the funding to be provided by APSA to Targacept for such obligation, subject to the agreement of both Parties on the amount of such increased funding, (iii) terminate any further Targacept activities relating to such obligation, (iv) provide additional non-financial resources from APSA to support Targacept’s activities, or (v) take such other action as may be mutually agreeable to the parties; provided, however, that, following notification of a Material Unexpected Technical Problem, Targacept shall not be required to perform activities related to an obligation after such notification unless and until the ERC acts to provide additional funding. In connection with the performance by Targacept of its obligations hereunder, Targacept shall maintain (or cause its Affiliates to maintain) and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes. Targacept shall use personnel with such skills and experience as are reasonably designed to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research and Development Plan and each Semi-Annual Research Plan in good scientific manner and in compliance in all material respects with all applicable laws, rules, regulations, and all other requirements of applicable good laboratory practices; provided, however, that except as otherwise required by law, Targacept shall be required to comply only with general good laboratory practices as practiced by like companies in the biotechnology industry in performing similar research and not with the requirements for Good Laboratory Practices prescribed by the FDA.

(b)	APSA shall reimburse Targacept for all fully documented expenses incurred by Targacept in performing its obligations under the Semi-Annual Research Plans in accordance with the following procedures:

(c)	Promptly following the commencement of the first calendar quarter covered by each Semi-Annual Research Plan, Targacept shall furnish APSA with an invoice in the amount of [********] of the product of (A) [********] (on an annualized basis) and (B) the total number of FTEs specified in such Semi-Annual Research Plan pursuant to Section 2.4(d). APSA shall advance Targacept such amount (the “Estimated Amount”) within forty-five days after receipt of such invoice.

(1)	No later than July 31 or February 28, as the case may be, immediately following the end of the six-month period covered by such Semi-Annual Research Plan, Targacept shall furnish APSA with a statement detailing the number of FTEs actually dedicated to the performance of each Research obligation set forth in such Semi-Annual Research Plan. However, for any obligation of Targacept set forth in such Semi-Annual Research Plan (as it may be amended from time to time pursuant to this Agreement), such statement (A) shall not state a number of FTEs less than [********] of the budgeted FTEs allocated to such obligation even if the number of FTEs actually dedicated to such performance was less than [********] of such budgeted amount; (B) shall not state a number of FTEs more than [********] of the budgeted FTEs allocated to such obligation even if the number of FTEs actually dedicated to such performance was more than [********] of such budgeted amount; and (C) absent authorization from the ERC, shall not include or request payment for any FTEs for any work performed on any obligation after the occurrence of a Material Unexpected Technical Problem related to such obligation.

(2)	Within forty-five (45) days after the receipt of such statement from Targacept, APSA shall pay Targacept an amount equal to the difference between (A) the product of (I) [********] (on an annualized basis) and (II) the total number of FTEs properly set forth in such statement, and (B) the Estimated Amount for such Semi-Annual Research Plan paid to Targacept pursuant to subparagraph (i) above.

(3)

Targacept shall keep complete and accurate books and financial records pertaining to its costs and expenses of performing the Research (in accordance with generally accepted accounting principles consistently applied), which books and financial records shall be retained by Targacept until three (3) years after the end of the period to which such books and records pertain. APSA shall have the right, at its expense, to have certified public accountants, who shall be reasonably acceptable to Targacept, audit the books and financial records of Targacept relating to its costs and expenses during one or more six-month periods; provided, however, that APSA shall not have the right to audit a six-month period more than two (2) years after the end of such period, to conduct more than one such audit in any twelve-month period, or to audit any six-month period more than once.

2.7 APSA Research Efforts.

(a)	APSA agrees to commit such resources as are specified in the Semi-Annual Research Plans to perform its obligations set forth in each Semi-Annual Research Plan. APSA agrees to commit such further resources as are reasonably necessary to perform its obligations set forth in each Semi-Annual Research Plan, provided that APSA shall have the right to notify the ERC promptly upon becoming aware of an unanticipated scientific or technical problem that would be likely to preclude APSA from completing an obligation set forth in a Semi-Annual Research Plan for a manpower expenditure [********] and shall be permitted to discontinue work on such obligation if the ERC does not modify the Semi-Annual Research Plan with respect to such obligation in a manner reasonably acceptable to APSA. In the performance of its obligations, APSA shall maintain and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes. APSA shall use personnel with such skills and experience as are reasonably designed to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research and Development Plan and each Semi-Annual Research Plan in good scientific manner and in compliance in all material respects with all applicable laws, rules, regulations, and all other requirements of applicable good laboratory practices; provided, however, that except as otherwise required by law, APSA shall be required to comply only with general good laboratory practices as practiced by like companies in the pharmaceutical industry in performing similar research and not with the requirements for Good Laboratory Practices prescribed by the FDA.

(b)	APSA shall be solely responsible for bearing the costs of any and all activities performed by APSA in connection with the Research.

2.8 Termination of Agreement During Research Term.

(a)

Termination for Material Breach of Research Obligations by Targacept or for Specified Change in Control. In the event that Targacept materially fails to perform its obligations with respect to the Research,

APSA may give notice to Targacept specifying the nature of the default, requiring it to cure such default and stating APSA’s intention to terminate Targacept’s participation in the Research if such default is not cured within the period set forth below. If (i) such default is not cured within sixty (60) days after the receipt of such notice; or (ii) such default is not curable within such period and Targacept has not commenced reasonable actions to cure such default or does not diligently continue to perform such actions; APSA may elect (x) to terminate all, but not less than all, of those provisions of this Agreement that create any continuing right or obligation of Targacept to perform the Research or any obligation of APSA to fund any such activity by Targacept in the future and to disband the ERC and the DC and (y) to assume all rights and powers of the ERC and the DC, without prejudice to any other rights and obligations of the Parties under this Agreement, which election shall be effected by giving written notice to Targacept and shall be effective immediately upon delivery of such notice. In addition, if any APSA Competitor becomes an Affiliate of Targacept, APSA shall have the right to make the election described in the immediately preceding sentence. Upon the election of APSA described in either of the two preceding sentences, Targacept shall promptly transfer to APSA copies of all data, reports, records and other materials under Targacept’s Control that relate to the Research and furnish to APSA all Materials developed or Controlled by Targacept that are used or useful in connection with the Research.

(b)	Termination for Material Breach of Research Obligations by APSA. In the event that APSA materially fails to perform its obligations with respect to the Research, Targacept shall have the right to terminate this Agreement in accordance with Section 11.2(a) hereof.

(c)	Termination Due to Issuance of Third Party Patent Rights. In the event that, prior to the end of the Research Term, (i) a Patent Right owned by a Third Party is either granted or published in a Major Pharmaceutical Market; (ii) such Patent Right (a “Blocking Patent”) claims (A) methods of treating one of the Indications using Nicotinic Compounds, or (B) the composition of matter of a significant portion of the Collaboration Compounds identified by Targacept as of the Effective Date (each, a “Blocking Claim”); and (iii) in the opinion of patent counsel selected by APSA, (A) with respect to a published Blocking Patent, it is likely that enforceable letters patent will issue with at least one of such Blocking Claims covering the United States, Japan or a Threshold EU Market and (B) it is unlikely that the Parties will be able to avoid infringing such claims, then:

(x) if the Blocking Patent is held by [********], then Targacept shall have the right, for a period of six (6) months, to use commercially reasonable, good faith efforts to negotiate and obtain a license under such Blocking Patent on commercially reasonable terms (for royalties not exceeding [********]% of

Net Sales or such higher amount agreed to by the Parties) that permits APSA, Targacept and their respective Affiliates (and, in the case of APSA, its Sublicensees) to continue to pursue the discovery, development, manufacture and commercialization of Licensed Products for use in the Field as provided hereunder (a “Third Party License”) and thereafter APSA shall have the right to use commercially reasonable, good faith efforts to negotiate and obtain such Third Party License on commercially reasonable terms, in either case with the cost of such license (including without limitation license fees, milestone payments and royalties) to be set off against any payments owed to Targacept by APSA pursuant to Section 7.2 or Section 7.3; provided, however, that in no event shall the aggregate amount set off in any calendar quarter against royalties payable pursuant to Section 7.3 in such calendar quarter exceed [********] thereof;

(y) if the Blocking Patent is held by any Third Party other than [********], APSA shall use commercially reasonable, good faith efforts to negotiate and obtain a Third Party License on commercially reasonable terms, except where APSA in good faith believes that such negotiation would be futile because such Third Party is an APSA Competitor, with the cost of such license (including without limitation license fees, milestone payments and royalties) to be borne equally by APSA and Targacept, with Targacept’s share of such costs to be set off against any payments owed to Targacept by APSA pursuant to Section 7.2 or Section 7.3; provided, however, that in no event shall the aggregate amount set off in any calendar quarter against royalties payable under Section 7.3 in such calendar quarter exceed [********] thereof;

(z) If the Parties do not obtain a Third Party License from [********] or if APSA is unable, after commercially reasonable, good faith efforts, to obtain a Third Party License from any other Third Party holding a Blocking Patent or if APSA does not seek such a Third Party License because APSA in good faith believes that such negotiation would be futile because such Third Party is an APSA Competitor, then APSA shall have the right to terminate this Agreement pursuant to Section 11.3.

2.9 Material Transfer. In order to facilitate the Research, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to Collaboration Compounds, receptors, reagents and screens (collectively, “Materials”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research, subject to a separate global Material Transfer Agreement if desired by the supplying Party, in a form to be mutually agreed by the Parties. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research and solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party (or in the case of APSA, any Sublicensee) without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects. The Materials supplied under this Section 2.9 shall be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. SUBJECT TO SECTIONS 12.1 AND 12.2 HEREOF, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.10 Liability. Except as otherwise set forth in Section 10.1, in connection with the conduct of the Research, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

2.11 Exclusivity of Research. During the Research Term, each Party agrees not to, and agrees to cause its Affiliates not to, (a) conduct any activity, either on its own, or for the benefit of, sponsored by, or pursuant to any type of corporate partnership with, any Third Party, that has as its goal or intent discovering, identifying, researching, developing or marketing Nicotinic Compounds (including without limitation any Collaboration Compounds) for use in the Field, except pursuant to this Agreement or the Second Collaboration Agreement, or (b) grant any license, either express or implied, or any option to license, to any Third Party to utilize any intellectual property Controlled by such Party or its Affiliates for the purpose of discovering, identifying, researching, developing or marketing Nicotinic Compounds for use in the Field, except to the extent expressly permitted by this Agreement or the Second Collaboration Agreement; provided, however, that a Party may terminate the foregoing covenant as it applies to such Party, as one of its remedies and not to the exclusion of any other remedy such Party may have, if the other Party materially violates its obligations under the foregoing covenant.

2.12 Subcontractors. Either Party may subcontract to Affiliates or Third Parties portions of the Research to be performed by it, subject to the provisions of this Section 2.12. Any subcontractor shall enter into a confidentiality agreement with the contracting party, and shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory practices and good manufacturing practices. The contracting Party shall at all times be responsible for the performance of such subcontractor. Upon the reasonable request of the other Party, a Party shall provide a written list of all subcontractors other than Affiliates with whom such Party has subcontracted under this Section 2.12.

2.13 No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty on the part of either Party that any results will be achieved by such Party, or that any particular Patent Rights or Know-How developed during the Research will be commercially exploitable.

2.14 No Solicitation of Employees. During the Research Term and for a period of two (2) years thereafter, each Party agrees not to, and agrees to cause its Affiliates not to, without the consent of the other Party, solicit the employment of any person who during the course of employment with such other Party or any of such other Party’s Affiliates was involved with activities related to or conducted in furtherance of the Research. For purposes of this Section 2.14, “solicit” shall not be deemed to cover general solicitations of employment not specifically targeted at employees of the other party or any of its Affiliates. This provision shall not preclude either Party from soliciting the employment of any person whose employment with the other Party has terminated or any person who has announced his or her impending resignation or retirement from the other Party.

ARTICLE 3

Development and Commercialization

3.1 Development Plans. Within sixty (60) days after a Development Compound is selected for development in accordance with Section 2.2(c), APSA shall prepare a reasonably detailed plan for the initial development of such Development Compound in each Major Pharmaceutical Market for review and approval by the DC (each, a “Development Plan”). On a semi-annual basis, APSA shall apprise the DC of progress under each Development Plan and shall submit revisions to existing Development Plans to the DC for review and approval by the DC.

3.2 Development Responsibilities of APSA; Diligence. APSA shall be solely responsible for and shall have the sole right to develop the Development Compounds through preclinical development and all phases of clinical trials, and to make all applications for and obtain all Regulatory Approvals on a worldwide basis. For each Development Compound, APSA shall use commercially reasonable efforts, which efforts shall not be less than those used by APSA with respect to the development of its own compounds of comparable commercial significance, to develop such compound for the relevant Indication in each Major Pharmaceutical Market, subject to Section 3.3. For the purpose of assessing the commercial reasonableness of such efforts, the effect on other competitive products of APSA and its Affiliates of diverting resources to the development of the Development Compound shall not be considered. APSA shall be solely responsible for bearing all costs and expenses in connection with the development of each Development Compound.

3.3 Termination of Development of a Development Compound. APSA may terminate the development of any Development Compound at any time upon prior notice to the DC and may at that time designate such compound as a Back-Up Compound. If APSA terminates the development of any Development Compound and does not designate such compound as a Back-Up Compound, or if APSA does not act in accordance with the diligence obligations set forth in Section 3.2 with respect to a Development Compound, such compound shall be deemed to be a Terminated Compound. So long as APSA (or its Affiliates or Sublicensees) continues to act in accordance with the diligence obligations set forth in Section 3.2 to pursue the preclinical and clinical development of at least one Development Compound for use in an Indication (or so long as APSA has produced a Licensed Product for such Indication) APSA’s cessation of development efforts with respect to one or more other Development Compounds or Back-Up Compounds in such Indication shall not be deemed to be a breach of APSA’s diligence obligations hereunder with respect to such Indication. Further, if after the end of the Research Term, APSA has conducted development with respect to one or more Development Compounds in an Indication in accordance with the diligence obligations set forth in Section 3.2 and there is no reasonable additional preclinical or clinical work or investigation to pursue on any Development Compounds or Back-Up Compounds for such Indication, or alternatively APSA determines that it no longer desires to continue working on the Development Compounds in such Indication, then APSA may cease further work on the Development Compounds and Back-Up

Compounds in such Indication, without there being a breach of such diligence obligations, so long as APSA has produced a Licensed Product for such Indication or so long as APSA terminates the Agreement with respect to such Indication pursuant to Section 11.3 within sixty (60) days of ceasing such work.

3.4 Termination of Development of all Development Compounds. If after the Research Term APSA and its Affiliates or Sublicensees fail to use commercially reasonable efforts to pursue the preclinical and clinical development of at least one Development Compound for use in an Indication in the Major Pharmaceutical Markets and have not produced a Licensed Product for such Indication, and do not initiate and continue using such efforts within sixty (60) days after written notice from Targacept specifying such failure and the nature of such failure, then Targacept may terminate this Agreement under Section 11.2 as it applies to such Indication.

3.5 Breach of Development Diligence Obligations. If at any time Targacept determines that APSA is not meeting the standards set forth in Section 3.2, before taking any action with respect to such determination Targacept shall provide APSA with written notice specifying the basis for such determination and any underlying facts in support thereof, and APSA shall have the same cure rights (whether such failure applies to one or more Development Compounds or one or both Indications) that it would have for a default under Section 11.2(a).

3.6 Development Information and Reporting. From and after the commencement of the first Phase I trial covering a Development Compound, APSA shall prepare and maintain complete and accurate information regarding the worldwide clinical development of Development Compounds and shall make such information available to the DC in the form of reasonably detailed reports provided to the DC at least on a semi-annual basis. Such reports shall reasonably and accurately summarize the status and results of such development efforts. APSA also shall respond to reasonable requests by the DC for additional information regarding the development of Development Compounds. The DC shall provide comments to APSA regarding such development efforts, and APSA shall reasonably consider such comments.

3.7 [Intentionally Omitted]

3.8 Commercialization Responsibilities of APSA; Diligence. APSA shall be solely responsible for and shall have the sole right to commercialize each Licensed Product for each Indication. With respect to each Licensed Product, after receipt of Regulatory Approval APSA shall use commercially reasonable efforts, which efforts shall not be less than those used by APSA with respect to the commercialization of its own products of comparable commercial significance, to commercialize such Licensed Product for the relevant Indication in each Major Pharmaceutical Market. For the purpose of assessing the commercial reasonableness of such efforts, the effect on other competitive products of APSA and its Affiliates of diverting resources to the commercialization of the Licensed Product shall not be considered. APSA shall be solely responsible for bearing all costs and expenses in connection with such commercialization efforts.

3.9 Termination of Commercialization of a Licensed Product. APSA may terminate the commercialization of any Licensed Product at any time upon prior notice to the DC. If APSA terminates the commercialization of any Licensed Product containing a certain Collaboration Compound without undertaking the commercialization of another Licensed Product containing that same Collaboration Compound, then such Collaboration Compound shall be deemed to be a Terminated Compound.

3.10 Termination of Commercialization of all Licensed Products. If APSA and its Affiliates or Sublicensees fail to act in accordance with the diligence obligations imposed by Section 3.8 in commercializing a particular Licensed Product for an Indication in any of the Major Pharmaceutical Markets, then Targacept shall be entitled to terminate the license granted to APSA pursuant to Section 5.1(b) regarding such Licensed Product for such Indication in such Major Pharmaceutical Market. In the event that APSA is not acting in accordance with the diligence obligations imposed by Section 3.8 to commercialize at least one Licensed Product in a Major Pharmaceutical Market for a particular Indication, then Targacept shall be entitled to terminate the license granted to APSA pursuant to Section 5.1(b) with respect to such Indication in such Major Pharmaceutical Market. In the event that, with respect to an Indication, such license is terminated with respect to all Major Pharmaceutical Markets, then such Indication shall no longer be deemed to be part of the Field.

3.11 Breach of Commercialization Diligence Obligations. If at any time Targacept determines that APSA is not meeting the standards set forth in Section 3.8, before taking any action with respect to such determination Targacept shall provide APSA with written notice specifying the basis for such determination and any underlying facts in support thereof and APSA shall have the same cure rights (whether such failure applies to one or more Licensed Products or one or both Indications) that it would have for a default under Section 11.2(a).

3.12 Commercialization Information and Reporting. From and after the First Commercial Sale of a Licensed Product, APSA shall provide to Targacept on a semi-annual basis reasonably detailed reports regarding the worldwide commercialization of such Licensed Product. APSA also shall respond to reasonable requests by Targacept for additional information regarding the commercialization of Licensed Products.

ARTICLE 4

Information Exchange

4.1 Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions.

(a)	During the Research Term, each Party shall disclose to the other the Know-How and Patent Rights of such Party for which letters patent have not yet been issued as the other Party reasonably needs to perform its obligations and assigned tasks under the Research and Development Plan; provided, however, that in no event shall Targacept be required to disclose the Pentad Technology and provided, further, that all such disclosed Know-How and Patent Rights shall be considered Confidential Information.

(b)

All work conducted by each Party in the course of the Research shall be thoroughly and accurately recorded, in detail and in good scientific manner and, to the extent reasonably practicable, in separate laboratory notebooks distinct from other work being conducted by such Party. On reasonable notice, and at reasonable intervals, each Party shall have the right to inspect and copy all such records maintained by the other Party reflecting Research Technology or work done under the Research and Development Plan, to the extent reasonably required to carry out its obligations and to exercise its rights hereunder. Notwithstanding Section 1.11, all such records shall constitute Confidential Information and shall be deemed the property of the Party creating such records.

(c)	In order to protect the Parties’ patent rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Research, each Party agrees to establish and support a policy which requires its employees to record and maintain all data and information developed in performing the Research in such a manner as to enable the parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks which are dated and corroborated by non-inventors on a regular, contemporaneous basis.

4.2 Information and Reports. Each Party shall disclose to the other Party from time to time during the Research Term any Know-How or Research Technology learned, acquired, discovered, invented or made by such Party, to the extent reasonably required by the other Party to carry out its obligations and to exercise its rights hereunder; provided, however, that in no event shall Targacept be required to disclose the Pentad Technology. Such Know-How and Research Technology will be promptly disclosed to the other Party, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated. Each Party will provide the other with copies of the raw data generated in the course of the Research, if reasonably necessary to the other Party’s work under the Research.

ARTICLE 5

Licenses

5.1 Licenses to APSA.

(a)

Research License. Subject to the other provisions of this Agreement, Targacept hereby grants to APSA and its Affiliates (i) during the Research Term (and for an additional six (6) months for those Collaboration Compounds that undergo Primary Screening prior to the end of the Research Term and meet the Screening Criteria set forth in the Research and Development Plan) an exclusive (except with regard to Targacept) world-wide, paid-up right and license under the Targacept Patents, the Targacept Know-How and Targacept Research Technology and under Targacept’s rights in the Joint Patents and Joint Research Technology solely to conduct the Research and to characterize, optimize and develop and, in connection with the Research, make and use Collaboration Compounds for use in the Field; and (ii) effective as of the end of the Research Term and for a period of two (2) years thereafter, a non-exclusive, world-wide, paid-up right and license under the Targacept Patents and Targacept Know-How to make Derivatives of Development Compounds and Back-Up Compounds, and to use such Derivatives solely to conduct research in order to determine whether to designate such Derivatives as Development Compounds or Back-Up Compounds.

(b)	Commercialization License. Subject to the other provisions of this Agreement (including Section 5.1(a) hereof), Targacept hereby grants to APSA and its Affiliates an exclusive (including with regard to Targacept), world-wide, royalty-bearing right and license under the Targacept Patents, the Targacept Know-How and Targacept Research Technology, and under Targacept’s rights in the Joint Research Technology and Joint Patents, to research and develop, and to make, have made and use Back-Up Compounds and Development Compounds for use in the Field and to make, have made, import, use, sell and offer for sale Licensed Products for use in the Field. For the avoidance of doubt, it is understood that APSA’s and its Affiliates’ right to sell Licensed Products shall include the right to sell such Licensed Products under the foregoing license through distributors.

5.2 License to Targacept. Subject to the other provisions of this Agreement:

(a)	APSA hereby grants to Targacept and its Affiliates an exclusive (except with regard to APSA), world-wide, paid-up right and license under the APSA Patents, the APSA Know-How and APSA Research Technology and under APSA’s rights in the Joint Patents and Joint Research Technology, to conduct the Research;

(b)	APSA hereby grants to Targacept and its Affiliates the right to use, but not the right to disclose to Third Parties (except as provided in the immediately following sentence), free of charge, all regulatory and clinical documentation and data disclosed to Targacept under this Agreement, as reasonably necessary in connection with the development and commercialization of pharmaceutical products outside the Field. Further, upon Targacept’s request, APSA shall grant to Targacept and its Affiliates the right to reference all such regulatory and clinical documentation and data as reasonably necessary in connection with the development and commercialization of pharmaceutical products outside the Field except for use in regulatory submissions for pharmaceutical products that would compete with a product commercialized or under clinical development by APSA or any Affiliate for use in the same indication.

(c)

APSA hereby grants to Targacept and its Affiliates an exclusive (including with regard to APSA), world-wide, paid-up right and license under the APSA Patents, the APSA Research Technology and the APSA Know-How and APSA’s rights in the Joint Patents and Joint Research Technology, covering the composition of matter or the use of the Terminated Compounds, solely to research, develop, make, have made, import, use, sell and offer for sale the Terminated Compounds outside the Field, and APSA agrees to negotiate in good faith with Targacept and its Affiliates other royalty-bearing licenses under the APSA Patents, APSA Research Technology and the APSA Know-How and under APSA’s rights in the Joint Patents and Joint Research Technology that may be useful to Targacept and its Affiliates in conducting research and development and commercializing the Terminated Compounds for use outside the Field. For the avoidance of doubt, it is understood that Targacept’s and its Affiliates’ right to sell Terminated Compounds shall include the right to sell such Terminated Compounds under the foregoing license through distributors.

5.3 Right to Sublicense. Each Party shall have the right to grant to Third Parties sublicenses under the licenses granted hereunder (except pursuant to Section 5.1(a) and Section 5.2(a)). Notwithstanding the foregoing, the grant of any such sublicenses shall not relieve the sublicensing Party of any of its obligations under this Agreement.

5.4 Negative Covenants and License Limitations.

(a)	Mutual Covenants. Each Party covenants to the other Party that:

(i)	It shall not practice, exercise or use any intellectual property rights licensed to it by the other Party under this Agreement, except as permitted expressly by the terms hereof; provided, however, that this Section 5.4(a)(i) shall preclude a Party from practicing, exercising or using any intellectual property rights of the other Party only to the extent such practice, exercise or use would violate the intellectual property rights of the other Party.

(ii)	APSA, Targacept and their respective Affiliates shall not during or after the term of this Agreement, research, develop, commercialize or license any Third Party to research, develop or commercialize, for use in or outside of the Field, any Collaboration Compound that the APSA designees to the ERC recommended for selection as a Development Compound or Back-Up Compound but that could not be so selected due to objection of the Targacept designees to the ERC.

(b)	Additional Negative Covenants of Targacept. Targacept further covenants to APSA that:

(i)	During the Research Term [********], Targacept and its Affiliates shall not research, develop, commercialize, or license any Third Party to research, develop or commercialize, any Collaboration Compound other than a Terminated Compound for use outside the Field.

(ii)	Targacept and its Affiliates shall not research, develop, commercialize, or license any Third Party to research, develop or commercialize, any Development Compound, Back-Up Compound or Licensed Product except pursuant to this Agreement.

(iii)	During the term of this Agreement, Targacept and its Affiliates shall not, other than pursuant to this Agreement or the Second Collaboration Agreement, (A) conduct any activity, either on their own, or with, for the benefit of, or sponsored by any Third Party, that has as its goal or intent discovering, identifying, researching, developing or commercializing Nicotinic Compounds for use in the Field, or (B) grant any license or other rights to any Third Party to utilize any intellectual property Controlled by Targacept or its Affiliates, including without limitation, any Collaboration Compounds (or Derivatives thereof), Targacept Patents, Joint Patents, Pentad Patents, Targacept Research Technology, Joint Research Technology, Pentad Technology and Targacept Know-How , for the express purpose of discovering, identifying, researching, developing or commercializing Nicotinic Compounds for use in the Field. During the term of this Agreement, in conducting any activity with, for the benefit of, or sponsored by any Third Party with respect to Nicotinic Compounds, Targacept and its Affiliates shall require the Third Party to agree in writing that (x) it will not make use of any intellectual property Controlled by Targacept or its Affiliates, including without limitation, any Collaboration Compounds (or Derivatives thereof), Targacept Patents, Joint Patents, Pentad Patents, Targacept Research Technology, Joint Research Technology, Pentad Technology and Targacept Know-How, with respect to any activity that has as its goal or intent discovering, identifying, researching, developing, marketing, commercializing or selling Nicotinic Compounds for use in the Field; and (y) APSA and its Affiliates shall be third party beneficiaries of such agreement.

(c)	Additional Negative Covenants of APSA. APSA further covenants to Targacept that:

(i)	During the term of this Agreement, APSA and its Affiliates shall not conduct any clinical development work, or license any Third Party to conduct any clinical development work, on any Nicotinic Compound (including without limitation any Collaboration Compound or Derivative thereof) for use in the Field unless and until such Nicotinic Compound has been selected as a Development Compound or a Back-Up Compound under this Agreement or as an “Alliance Development Compound” or “Alliance Back-Up Compound” (both as defined in the Second Collaboration Agreement) under the Second Collaboration Agreement, as applicable.

(ii)	During the term of this Agreement, APSA and its Affiliates shall not commercialize, or sub-license any Third Party to commercialize, any Nicotinic Compound (including without limitation any Development Compound, Back-Up Compound or Derivative thereof) for use in the Field unless and until such Nicotinic Compound has been selected as a Licensed Product under this Agreement or as an “Alliance Product” (as defined in the Second Collaboration Agreement) under the Second Collaboration Agreement, as applicable.

(iii)	During the term of this Agreement, APSA and its Affiliates shall not, other than pursuant to this Agreement, (A) conduct any activity, either on their own, or with, for the benefit of, or sponsored by any Third Party, that has as its goal or intent discovering, identifying, researching, developing or commercializing any Collaboration Compounds; or (B) grant any license or other rights to any Third Party to utilize any intellectual property Controlled by APSA or its Affiliates (including without limitation any APSA Patents, APSA Know-How, Joint Patents or Joint Research Technology) for the express purpose of discovering, identifying, researching, developing or commercializing any Collaboration Compounds for use in or outside of the Field.

(iv)	APSA and its Affiliates will not during or after the term of this Agreement, research, develop, commercialize or license any Third Party to research, develop or commercialize, any Terminated Compound for use in or outside of the Field.

5.5 Understanding Regarding Exclusivity and Negative Covenants. The parties agree that, given the high costs and significant risks involved in discovering and developing pharmaceutical products, and given that the parties will be exchanging Confidential Information in order to perform the Research and to conduct the development and commercialization efforts, the exclusive relationship between them regarding the Research, development, commercialization and the Field, which is reflected herein, is a fair and efficient means to reach a satisfactory conclusion from their cooperative efforts.

ARTICLE 6

Management of Research, Development and Commercialization

6.1 Creation and Structure of the ERC. As of the Effective Date, the Parties shall create an Executive Research Committee of [********] to facilitate the Research and to manage and monitor the activities conducted by the Parties pursuant to the Research and Development Plan. The ERC shall consist of an equal number of representatives appointed by each Party, who shall include senior decision-makers of such Party.

6.2 Responsibilities of the ERC. The ERC shall be the primary vehicle for interaction between the Parties with respect to the Research. Without limiting the foregoing, the ERC shall: (a) formulate and review Research objectives; (b) manage and monitor progress in implementing the Research and Development Plan; (c) prepare and approve changes to the Research and Development Plan; (d) prepare and approve Semi-Annual Research Plans and modifications thereof; (e) approve the designation of Collaboration Compounds as Terminated Compounds, Development Compounds and Back-Up Compounds; and (f) maintain a current and complete list of Terminated Compounds.

6.3 Composition of the ERC. Within fifteen (15) days after the Effective Date, the Parties shall notify each other in writing of the names of their initial representatives on the ERC. Each Party may replace its ERC representatives at any time upon written notice to the other. A Party’s representative on the ERC shall be authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. A Party’s representative on the ERC may resign at any time upon written notice to the Parties. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Upon the resignation of a Party’s representative, that Party shall appoint a replacement representative. A chairperson for the ERC shall be selected from among the members of the ERC, who shall serve for a term of one year. The right to select the chairperson shall rotate between APSA and Targacept. Targacept shall select the first chairperson.

6.4 Duration of the ERC. The ERC shall exist until the termination of the Research Term.

6.5 Meetings of the ERC. During its existence, the ERC shall meet in person on scheduled dates three (3) times per year and upon thirty (30) days advance written notice from either Party to the other Party. Meetings shall alternate between the offices of Targacept and APSA. A quorum of the ERC shall exist whenever there is present at a meeting members appointed by each Party. An ERC member of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the ERC minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the ERC. Minutes of any meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the ERC by the Chairperson. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the ERC. The ERC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate. Members of the ERC may be represented at any meeting by a designee appointed by such member for such meeting. The ERC may invite other representatives of the parties with special skills to attend meetings where appropriate. The ERC shall adopt such other rules as shall be necessary or convenient for its work.

6.6 Decisions of the ERC. All decisions of the ERC shall be made by the unanimous vote of all ERC members participating in the meeting. In the event that the members of the ERC cannot agree with respect to a particular issue, such issue shall be referred to the President of Targacept and the Senior Vice President, Research of APSA, who shall meet within thirty (30) days in a good faith effort to resolve the dispute. In the event such officers cannot agree on a resolution of the dispute within thirty (30) days: [********]; (f) if the dispute relates to APSA’s request to select a Collaboration Compound (other than a Collaboration Compound that has already been designated as a

Back-Up Compound) as a Development Compound or Back-Up Compound and Targacept’s opposition to such request, the Collaboration Compound in question shall be subject to Section 5.4(a)(ii); [********].

6.7 [Intentionally Omitted]

6.8 [Intentionally Omitted]

6.9 [Intentionally Omitted]

6.10 [Intentionally Omitted]

6.11 [Intentionally Omitted]

6.12 [Intentionally Omitted]

6.13 Subcommittees and Working Groups of the ERC. From time to time, the ERC may establish one or more subcommittees or working groups to oversee particular projects or activities, and such subcommittees or working groups will be constituted as the ERC agrees.

6.14 Project Leaders. APSA and Targacept shall each appoint one or more persons to coordinate their respective activities under the Research (“Project Leaders”). In advance of each meeting of the ERC, the Project Leaders shall prepare and distribute to each member of the ERC a written report which shall (a) evaluate the work performed under the Research in relation to the goals of such program, and (b) state any recommendation of the Project Leaders to modify, alter the resources of, or revise the priorities of, the Research.

6.15 Creation and Structure of the DC. Upon the earlier of (a) the expiration of the Research Term and (b) the initiation by APSA of clinical development of any Development Compound, the Parties shall create a Development Committee of [********]. The DC shall consist of an equal number of representatives nominated by each Party.

6.16 Responsibilities of the DC. The DC shall serve as the primary vehicle for interaction between the Parties with respect to the development of Development Compounds. Without limiting the generality of the foregoing, the DC shall be responsible for: (a) reviewing and approving all Development Plans, and any updates thereto; (b) monitoring the progress of the development efforts; and (c) identifying and selecting Development Compounds and Back-up Compounds from among the Collaboration Compounds in accordance with Section 2.2(c), after the dissolution of the ERC).

6.17 Composition of the DC. Within fifteen (15) days of the creation of the DC, the Parties shall notify each other in writing of the names of their initial representatives on the DC. Each party may replace its DC representatives at any time upon written notice to the other. A Party’s representative on the DC is authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. A Party’s representative on the DC may resign at any time upon written notice to the Parties. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Upon the resignation of a Party’s representative, that Party shall appoint a replacement representative. APSA shall select a chairperson for the DC from among its representatives on the DC.

6.18 Duration of the DC. The DC shall remain in existence so long as APSA continues to develop any Development Compound for any Indication, after which the DC shall dissolve, except that the DC shall automatically dissolve in the event that (a) APSA terminates the Agreement pursuant to Sections 11.2 or 11.3, or (b) Targacept terminates the Agreement pursuant to Section 11.2.

6.19 Meetings of the DC. During its existence, the DC shall meet in person on scheduled dates two (2) times per year and upon thirty (30) days advance written notice from either Party to the other Party. Meetings shall alternate between the offices of Targacept and APSA. A quorum of the DC shall exist whenever there is present at a meeting members appointed by each Party. A DC member of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall prepare and distribute to all members of the DC minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the DC. Minutes of any meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the DC by the Chairperson. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the DC. The DC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate. Members of the DC may be represented at any meeting by a designee appointed by such member for such meeting. The DC may invite other representatives of the parties with special skills to attend meetings where appropriate. The DC shall adopt such other rules as shall be necessary or convenient for its work.

6.20 Decisions of the DC. All decisions of the DC shall be made by the unanimous vote of all DC members participating in the meeting. In the event that the members of the DC cannot agree with respect to a particular issue, such issue shall be referred to the President of Targacept and the Vice President, Clinical Research of APSA for resolution. In the event that such officers cannot agree on a resolution of the dispute within thirty (30) days, APSA’s decision shall control.

6.21 Subcommittees of the DC. From time to time, the DC may establish one or more subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the DC agrees.

6.22 Expenses. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the ERC and the DC.

ARTICLE 7

Payments to Targacept

7.1 License Fees. In consideration of the rights granted hereunder, APSA shall pay Targacept a non-refundable, non-creditable license fee of Two Million U.S. Dollars ($2,000,000) within ten (10) days after the Effective Date of this Agreement.

7.2 Milestone Payments. Subject to Sections 2.8(c) and 7.9, APSA shall make non-refundable payments to Targacept within thirty (30) days after the occurrence of each of the events listed below (each, a “Milestone Event”), in the amount provided:

(a)	With respect to the Alzheimer’s Disease Indication:

	Milestone Event	Payment Amount

1:	[********]	[********]

2:	[********]	[********]

3:	[********]	[********]

4:	[********]	[********]

5:	[********]	[********]

6:	[********]	[********]

For clarity, each Milestone Event, with the exception of Milestone Events 5 and 6, shall be payable only for the first Development Compound for the Alzheimer’s Disease Indication to achieve the specified Milestone Event. Payment for Milestone Events 5 and 6 shall be made for each Development Compound that achieves such Milestone Event for the Alzheimer’s Disease Indication.

(b)	With respect to the Parkinson’s Disease Indication:

	Milestone Event	Payment Amount

1:	[********]	[********]

2:	[********]	[********]

3:	[********]	[********]

4:	[********]	[********]

5:	[********]	[********]

6:	[********]	[********]

[********]

(c)	As used in this Section 7.2, the following definitions apply:

(1)	“Initiation”, and its derivative forms, with respect to a particular phase, means when the first patient has been enrolled for the trials of such phase.

(2)	“Completion”, and its derivative forms, with respect to a particular phase, means when all case report forms for all patients in the phase trials have been collected, and all queries have been resolved and the database for the phase trials has been locked.

(3)	“Filing of NDA” means when the filing has been accepted for submission by the relevant regulatory authority.

7.3 Royalty Payments. Subject to the terms and conditions of this Agreement, APSA shall pay to Targacept royalties in an amount equal to [********] of the Net Sales of such Licensed Product during the Full Royalty Term in any country and [********] of the Net Sales of such Licensed Product during the Partial Royalty Term in any country. The Parties agree that the above royalty rates reflect an efficient and reasonable blended allocation of the values of the worldwide Know-How and Patent Rights licensed by Targacept hereunder.

7.4 Term of Royalty Obligation. The “Full Royalty Term” for a particular Licensed Product in a particular country shall commence with the First Commercial Sale of such Licensed Product in such country and shall terminate upon the later of (a) the expiration of the last-to-expire of (i) issued Targacept Patent Rights, (ii) issued APSA Patent Rights covering the composition of the Development Compound constituting or included in the Licensed Product, (iii) issued APSA Patent Rights covering inventions during the Research Term or (iv) Joint Patent Rights covering inventions during the Research Term, for which at least one Valid Claim exists covering the sale of such Licensed Product or its use in the Field, in such country, or (b) the [********] anniversary of the First Commercial Sale of such Licensed Product in such country. The “Partial Royalty Term” (if any) for a particular Licensed Product in a particular country shall commence immediately after the Full Royalty Term of such Licensed Product in such country and shall terminate upon the [********] anniversary of the First Commercial Sale of such Licensed Product in such country.

7.5 Timing of Payment of Royalties. Running royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product is made. Royalties shall be calculated in accordance with U.S. generally accepted accounting principles consistently applied and with the terms of this Agreement.

7.6 Obligation to Pay Royalties. APSA’s obligation to pay royalties to Targacept under this Article 7 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Targacept Patents, APSA Patents or Joint Patents pertaining thereto.

7.7 Statement of Royalties. Each royalty payment to Targacept hereunder shall be accompanied by a statement showing the amounts of gross sales and Net Sales and the number of units of each Licensed Product sold by APSA on a country-by-country basis during such quarter and the amount of royalties due on such Net Sales.

7.8 Compulsory Licenses. If a court or a governmental agency in a particular country requires a Party (or its Affiliate) to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in such country, and such compulsory license contains a royalty rate lower than the rates provided in Section 7.3 with respect to the sale of such Licensed Product, then the royalty rate to be paid by APSA based upon Net Sales of the Licensed Product in such country shall automatically be reduced to the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised.

7.9 Third Party Licenses. If any unexpired Third Party patent(s) claiming a Collaboration Compound or its manufacture or use in the Field exist(s) in a country where a Licensed Product including such Collaboration Compound is being manufactured, used or sold, and if it should prove in APSA’s bona fide, good faith judgment impractical or impossible for it or its Affiliates or Sublicensees to commence or continue the manufacture, use or sale of such Licensed Product in such country without obtaining a Third Party License under such patent and if Targacept does not deliver to APSA an opinion without material qualifications from nationally recognized patent counsel in such country to the effect that such manufacture, use or sale does not and will not infringe such Third Party patent(s):

(a)	if the Third Party patent is held by [********], then Targacept shall have the right, for a period of six (6) months, to use commercially reasonable, good faith efforts to negotiate and obtain a Third Party License on commercially reasonable terms (for royalties not exceeding [********] of Net Sales or such higher amount agreed to by the Parties) and thereafter APSA shall have the right to use commercially reasonable, good faith efforts to negotiate and obtain such Third Party License on commercially reasonable terms, in either case with the cost of such license (including without limitation license fees, milestone payments and royalties) to be set off against any payments owed to Targacept by APSA pursuant to Section 7.2 or Section 7.3; provided, however, that in no event shall the aggregate amount set off in any calendar quarter against royalties payable pursuant to Section 7.3 in such calendar quarter exceed [********];

(b)	if the Third Party patent is held by any Third Party other than [********], APSA shall have the right to use commercially reasonable, good faith efforts to negotiate and obtain a Third Party License on commercially reasonable terms, with the cost of such license (including without limitation license fees, milestone payments and royalties) to be borne equally by APSA and Targacept, with Targacept’s share of such costs to be set off against any payments owed to Targacept by APSA pursuant to Section 7.2 or Section 7.3; provided, however, that in no event shall the aggregate amount set off in any calendar quarter against royalties payable under Section 7.3 in such calendar quarter exceed [********];

(c)	if such Third Party License cannot be obtained on terms reasonably acceptable to APSA, APSA may terminate its license rights hereunder with respect to such Licensed Product in such country upon sixty (60) days written notice to Targacept, whereupon APSA, its Affiliates and Sublicensees shall have no further license rights in such country regarding such Licensed Product.

7.10 Mode of Payment. All payments to Targacept hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as Targacept may from time to time designate by notice to APSA. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on Targacept), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the last calendar quarter for which remittance is made for royalties. For each quarter and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates during the calendar quarter obtained from the Reuters Daily Rate Report or, if such exchange rates are not available on any day, The Wall Street Journal, Eastern U.S. Edition, or, if such exchange rates are not available on any day, as otherwise agreed by the Parties.

7.11 Records Retention. For three (3) years after each sale of each Licensed Product, and for such longer period as may be required by law, APSA shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate books and records pertaining to the sale of all Licensed Products in sufficient detail to confirm the accuracy of calculations of payments due to Targacept hereunder.

7.12 Audits.

(a)	Upon the written request of Targacept and not more than once in each calendar year, APSA shall permit an independent certified public accounting firm of nationally recognized standing appointed by Targacept, at Targacept’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of APSA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Targacept and APSA whether the royalty reports are correct or incorrect, the basis for its finding and the specific details concerning any discrepancies.

(b)	If such accounting firm correctly concludes that additional royalties were owed during such period, APSA shall pay the additional royalties, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date Targacept delivers to APSA such accounting firm’s written report so correctly concluding. [********].

(c)	APSA shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to APSA, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Targacept’s independent accountant to the same extent required by APSA under this Agreement.

(d)

Targacept shall treat all information subject to review under this Section 7.12 in accordance with the confidentiality provisions of Article 9 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with APSA obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement; provided, however, that in no event shall such confidentiality agreement prevent the accounting firm from disclosing to Targacept the information contemplated by Section 7.12(a).

7.13 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

ARTICLE 8

Inventions and Patents

8.1 Title to Inventions and Documentation. Except as otherwise expressly provided in Article 5 and this Section 8.1:

(a)	the Parties shall jointly own all right, title to and interest in all Joint Research Technology and the Patent Rights related to Joint Research Technology;

(b)	Targacept shall own all right, title to and interest in all Targacept Research Technology and the Patent Rights related to Targacept Research Technology; and

(c)	APSA shall own all right, title to and interest in all APSA Research Technology and the Patent Rights related to APSA Research Technology.

8.2 Patent Prosecution. The Parties expect that patent applications will be filed as required to secure suitable Patent Rights covering Collaboration Compounds and inventions that are within the Research Technology or are otherwise applicable to the Field. The Parties agree as follows with respect to the filing and prosecution of such applications.

(a)

Targacept Patents. Subject to the provisions of this Section 8.2: Targacept shall be responsible for obtaining, prosecuting and/or maintaining throughout the world the Targacept Patents, including Patent Rights covering Targacept Research Technology solely owned by Targacept. In this regard, Targacept shall file, prosecute and/or maintain patent applications in the United States to secure Patent Rights for the Collaboration Compounds and any Research Technology solely owned by Targacept and other inventions claimed in the Targacept Patents. Within one year of filing any such United States patent application, Targacept shall file a counterpart International Application under the PCT designating all member countries and any additional counterpart national patent applications in non-PCT member countries as the parties shall mutually agree upon (subject to the provisions of

Subsection 8.3(e)). Targacept shall bear all costs for filing, prosecuting and/or maintaining Targacept Patents. Notwithstanding the foregoing, APSA shall reimburse Targacept for (i) [********] of the out-of-pocket costs incurred by Targacept for the filing, prosecuting and/or maintaining Targacept Patents which claim a Development Compound or a Back-Up Compound (or its manufacture or use); (ii) upon the designation of any Development Compound or Back-Up Compound as a Licensed Product, an additional [********] of such costs previously incurred for any Targacept Patents that claim such Development Compound or Back-Up Compound and (iii) thereafter, [********] of the out-of-pocket costs incurred by Targacept for the filing, prosecuting and/or maintaining Targacept Patents which claim such Licensed Product (or its manufacture or use); provided, however, that APSA may decline to pay costs for filing, prosecuting and/or maintaining any such Targacept Patent in one or more countries, in which case Targacept may elect to exclude such Targacept Patent from the licenses granted to APSA under Section 5.1 hereof in such countries.

(b)	APSA Patents. APSA shall be responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering APSA Research Technology solely owned by APSA. APSA shall bear all costs for filing, prosecuting and/or maintaining APSA Patents throughout the world.

(c)	Joint Patents. Targacept shall be initially responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights in the name of Targacept and APSA covering Joint Research Technology pertaining solely and directly to Nicotinic Compounds and APSA shall be initially responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights in the name of Targacept and APSA covering all other Joint Research Technology. APSA and Targacept shall share equally the costs for filing, prosecuting and/or maintaining such Joint Patents. Notwithstanding the above, either Party may decline to pay its share of the costs for filing, prosecuting and/or maintaining any Joint Patent(s) in a particular country(ies), in which case the declining Party shall assign to the other Party all its right, title and interest to any such Joint Patent(s) in the relevant country and upon such assignment such Joint Patent(s) shall become a APSA Patent(s) or a Targacept Patent(s), as the case may be.

(d)

Cooperation. Each Party shall regularly provide the other Party with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party. In addition, such filing Party shall provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other

Party and its patent counsel shall be taken into reasonable consideration by such Party and its legal counsel in connection with such filing; provided, however, that with respect to the prosecution of Targacept Patents, Targacept shall give all due consideration to reasonable requests by APSA regarding the prosecution of such Patent Rights and provided further that with respect to the Joint Patents, the prosecuting Party shall give consideration to reasonable requests of the other Party regarding the prosecution of such Joint Patents. Each Party shall also provide the other Party with copies of any patentability search reports made by patent counsel with respect to inventions in the Research Technology, including patents located, a copy of each patent application, and each patent that issues thereon.

(e)	Election not to Prosecute. If a Party elects not to pursue the initial filing of a potential Targacept Patent, APSA Patent or Joint Patent, as the case may be, or to support the PCT International filing or the continued prosecution or maintenance of any Targacept Patent, APSA Patent or Joint Patent, as the case may be, in a particular country for which it has the initial right or obligation to file pursuant to Section 8.2(a), (b) or (c) (such Party being referred to herein as the “Non-Filing Party”), then it shall notify the other Party promptly in writing and in good time to enable the other Party to meet any applicable deadlines. With respect to Targacept Patents, APSA Patents or Joint Patents scheduled for international filing with respect to such country, the Non-Filing Party shall notify the other Party in writing at least ninety (90) days before the date required for the convention year filing of such Targacept Patent, APSA Patent or Joint Patent application or within a reasonable time before any other deadline date by which an action must be taken to establish or preserve a Targacept Patent, APSA Patent or Joint Patent right in such country. The other Party shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Targacept Patent, APSA Patent or Joint Patent, at its expense in such country. If the other Party does so elect to pursue such filing or continue such support, then it shall notify the Non-Filing Party of such election, and the Non-Filing Party shall (i) reasonably cooperate with the other Party in this regard, and (ii) promptly release or assign, as the case may be, to the other Party, without consideration, all right, title and interest in such Targacept Patent, APSA Patent or Joint Patent in such country. For the avoidance of doubt, in the event that the other Party supports a patent application that the Non-Filing Party declines to support, then such patent applications and patents that may result therefrom shall be considered a Targacept Patent (in the case APSA is the Non-Filing Party) or an APSA Patent (in the case Targacept is the Non-Filing Party), as applicable, for purposes of this Agreement.

8.3 Enforcement of Patents.

(a)	If either Party considers that any Targacept Patent, APSA Patent or Joint Patent claiming a Collaboration Compound or Licensed Product, or the manufacture or use thereof, is being infringed by a Third Party’s activities in the Field, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. APSA shall have the first opportunity at its own expense to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. In the event that APSA fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Licensed Products within [********] following notice of such infringement, Targacept shall have the right to do so at its expense; provided that if APSA has commenced negotiations with an alleged infringer of the patent for discontinuance of such infringement within such [********] period, APSA shall have an additional [********] to conclude its negotiations before the other Party may bring suit for such infringement. If required by law for the prosecuting Party to prosecute any suit referred to in this Section 8.3, the other Party shall join such suit as a party, at the prosecuting Party’s expense. In no event shall either Party be required to enforce any Patent Right against more than one entity or in more than one country at any one time.

(b)	The Party not enforcing the applicable Patent Rights shall provide commercially reasonable assistance to the other Party, including joining in infringement suits, providing access to relevant documents and other evidence, making employees available and seeking to obtain necessary Third Party consents, subject to the enforcing Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party.

(c)

Any amounts recovered by APSA pursuant to Section 8.3(a), whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse APSA and Targacept for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the portion of the award representing lost profits shall be allocated between APSA and Targacept so that the ratio of APSA’s portion to Targacept’s portion is equal to the ratio of APSA’s historic profits on Net Sales in the Indication to Targacept’s royalties in the Indication (or [********] of such royalties during the Partial Royalty Term), provided that if the infringement activity on which such recovery is based included actions outside the Field, then the Parties shall reasonably agree on an appropriate allocation of such recovery between activities in the Field and activities outside the Field (which will not bear a royalty). Any amounts recovered by Targacept pursuant to actions under Section 8.3(a) shall be allocated in the following order: (i) to reimburse Targacept and APSA for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii)

the remainder shall be divided [********] to Targacept and [********] to APSA.

(d)	Except for Third Party infringement activities within the Field covered by the provisions of Section 8.3(a), each Party shall retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

8.4 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party, alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of a Licensed Product or in conducting the Research, the Parties shall promptly discuss and decide the best way to respond.

ARTICLE 9

Confidentiality

9.1 Confidentiality Obligations. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How or Research Technology of the disclosing Party) or any Joint Research Technology. The foregoing obligations shall not apply to any information to the extent that it can be established by such receiving Party that such information:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e)	was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Each Party shall have, shall obtain or shall have assigned to it written agreements from each of its employees, agents, and consultants who perform substantial work on the Research or development, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research. Each

Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or as otherwise required by legal process, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to such other Party of such disclosure requirement, will cooperate with such other Party in the efforts of such other Party to secure confidential treatment of such Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise). In addition, each Party shall have the right to disclose to its Affiliates Confidential Information of the other Party, provided that such Party shall ensure that its Affiliates maintain the confidentiality of such information in accordance with the provisions of this Section 9.1.

9.2 Publications.

(a)	Neither Party shall publish or present the results of the Research or development studies carried out on any Development Compound or Back-Up Compound until after completion of Phase I clinical development with respect thereto. Subject to the foregoing and the restrictions provided below, either Party may publish or present the results of the Research or of development studies carried out by it on such Development Compound, subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations which cover the results of the Research or of pre-Phase III clinical development of such Development Compound. Each party shall designate a person who shall be responsible for approving such publications. Such designated person shall respond in writing promptly and in no event later than sixty (60) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed ninety (90) days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 9.2(a) shall cease to apply with respect to any Development Compound upon the commercial launch of a Licensed Product containing such Development Compound as an active ingredient. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.2(a) to the extent that APSA or Targacept (as the case may be) has the right to do so.

(b)	Each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request.

(c)	In any publication permitted under this Section 9.2, each Party shall acknowledge its collaboration with the other Party under this Agreement.

9.3 Press Releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that each Party may desire or be required to issue press releases relating to the Agreement or activities thereunder, and the Parties agree to consult with each reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. The principles to be observed by Targacept and APSA in public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under this Article 9 and normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Targacept and APSA. In the event of a public announcement, the Party making such public announcement shall provide the other Party with a reasonable opportunity, judged in the light of the circumstances, and the right to approve the content of such announcement prior to its being made, which approval shall not be delayed or unreasonably withheld. Furthermore, each Party shall give the other Party a reasonable opportunity, to the extent practicable, to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give reasonable consideration to any comments received from the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

ARTICLE 10

Indemnification

10.1 Indemnification by APSA. APSA shall indemnify, defend and hold Targacept and its Affiliates and each of their respective agents, employees, officers and directors (the “Targacept Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) in connection with any and all suits, investigations, claims or demands by Third Parties (collectively, the “Losses”) arising from or occurring as a result of (a) any breach by APSA of this Agreement or (b) APSA’s performance of its obligations under this Agreement and/or (c) the manufacture, use or sale of any Collaboration Compound or any product containing a Collaboration Compound by APSA and its Affiliates, Sublicensees, distributors and agents, except for those Losses for which Targacept has an obligation to indemnify APSA pursuant to Section 10.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, APSA shall have no obligation to indemnify any Targacept Indemnitee against any Losses in connection with any product liability claim arising out of the manufacture, use or sale of any product by Targacept and its Affiliates, Sublicensees, distributors and agents, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.2 Indemnification by Targacept. Targacept shall indemnify, defend and hold APSA and its Affiliates and each of their respective agents, employees, officers and directors (the “APSA Indemnitees”) harmless from and against any Losses arising from or occurring as a result of (a) any breach by Targacept of this Agreement, (b) Targacept’s performance of its obligations under this Agreement and/or (c) the manufacture, use or sale of any Collaboration Compound or any product containing a Collaboration Compound by Targacept and its Affiliates, Sublicensees, distributors and agents, except for those Losses for which APSA has an obligation to indemnify Targacept pursuant to Section 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, Targacept shall have no obligation to indemnify any APSA Indemnitee against any Losses in connection with any product liability claim arising out of the manufacture, use or sale of any Licensed Product by APSA and its Affiliates, Sublicensees, distributors and agents, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.3 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 10, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (b) cooperate with the indemnifying Party in the defense of such claim or suit, and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified party. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 11

Termination and Expiration

11.1 Term and Termination. This Agreement shall commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire on the expiration of all royalty and other payment obligations hereunder. The obligation of APSA to pay royalties shall expire on a country-by-country basis as provided in Section 7.4. Upon expiration of all royalty obligations with respect to a particular Licensed Product, the licenses granted to APSA under Section 5.1(b) shall expire, and APSA shall automatically thereafter be granted a non exclusive, fully paid up license to make, have made, use, import, sell and offer for sale such Licensed Product worldwide. For the avoidance of doubt, if no Development Compound is selected prior to six months after the Research Term, the term of this Agreement shall terminate six months after the Research Term, unless earlier terminated in accordance with this Agreement or unless the parties otherwise agree in writing.

11.2 Termination of the Agreement upon Material Breach.

(a)

Failure by a Party to comply with any of its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 14.10 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(b)	The right of a Party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

(c)	In the event that APSA is developing or commercializing more than one Development Compound and/or Licensed Product for use in the Field, and APSA breaches this Agreement in connection with a particular Development Compound or Licensed Product, then Targacept shall be entitled to terminate this Agreement only with respect to such particular Development Compound or Licensed Product. Furthermore, in the event a breach relating to a particular Development Compound or Licensed Product is limited to a particular Major Pharmaceutical Market, then Targacept shall be entitled to terminate this Agreement only with respect to such Major Pharmaceutical Market.

11.3 Termination of the Agreement by APSA. APSA may terminate this Agreement in its entirety upon thirty (30) days prior written notice on or after the end of the Research Term, or as specified in Section 2.8; provided, however, that APSA shall not be discharged of its liability to Targacept under any previously approved Semi-Annual Research Plan.

11.4 Consequences of Termination.

(a)

Upon termination of this Agreement (but not upon expiration of its term under Section 11.1), in case of partial termination of this Agreement with respect to the compound(s) and/or product(s) subject to such termination and in case of termination of this Agreement as a whole with respect to all compounds and products being subject to this Agreement, the following shall apply with respect to the compounds and/or products with respect to which the Agreement is being terminated: (i) each Party shall promptly return all relevant records and materials in its possession or control containing or comprising the other Party’s Know-How and Confidential Information and to which the former Party does not retain rights hereunder (except one copy of which may be retained in a Party’s confidential files for archival purposes); (ii) all licenses granted by each Party to the other under Article 5 shall terminate except as expressly provided otherwise herein; (iii) each Party shall provide the other Party with copies of all reports and data, including preclinical data and reports, obtained by the former Party pursuant to this Agreement that relate to Collaboration Compounds and that have not otherwise been provided to such Party, within sixty (60) days after such termination; provided, however, that a Party shall not be obligated to provide the foregoing copies in the case where such Party terminates under Section 11.2 and that Targacept shall not be obligated to do so in the case where APSA terminates under Section 11.3 and provided further that the provision to a Party of the foregoing copies shall not be deemed to create any additional rights or licenses in any such copies or the intellectual property embodied therein, and such Party’s rights to use or exploit such information and rights shall be solely as expressly granted elsewhere in this Agreement and, with respect to Joint Research Technology or Joint Patents, those rights of such Party as a joint owner); and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination.

(b)	In the event APSA terminates the Agreement under Section 11.3, APSA shall grant Targacept an exclusive, paid-up, worldwide license, with the right to sublicense, under (i) any Patent Rights Controlled by APSA which claim a Development Compound, Back-Up Compound or Licensed Product (or its manufacture or use in the Field), and (ii) any Know-How Controlled by APSA which is necessary to make and use Development Compounds, Back-Up Compounds or Licensed Products in the Field, solely to make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds and Licensed Products for use in the Field. APSA agrees to negotiate in good faith with Targacept any further royalty-bearing licenses under such other APSA Patents, APSA Know-How and APSA rights in the Joint Patents and Joint Research Technology as may be useful to Targacept in conducting research and development and commercializing such Compounds for use in the Field.

(c)

In the event Targacept terminates the Agreement under Section 11.2, APSA shall grant Targacept an exclusive, paid-up, worldwide license, with the right to sublicense, under (i) any Patent Rights Controlled by APSA which claim a Development Compound, Back-Up Compound or Licensed Product (or its manufacture or use in the Field), and (ii) any Know-How Controlled by APSA which is necessary to make and use Development Compounds, Back-Up Compounds or Licensed Products in the Field, solely to make, have made, import, use, sell and offer for sale Development Compounds, Back-Up Compounds and Licensed Products for use in the Field. APSA agrees to negotiate in good faith with Targacept any further royalty-bearing licenses under such other APSA Patents, APSA Know-How and APSA rights in the Joint Patents and Joint Research Technology as may be useful to Targacept in conducting research and development and commercializing such Compounds for use in the Field.

(d)	In connection with the grant of a license pursuant to Section 11.4(b) or 11.4(c), APSA shall assign to Targacept any and all regulatory filings (including applications for Regulatory Approval) made by APSA covering Development Compounds, Back-Up Compounds and Licensed Products, and APSA shall provide appropriate notification of such assignment to applicable regulatory authorities within thirty (30) days after the request of Targacept.

(e)	Notwithstanding the provisions of Section 11.5(b) hereof, in the event that Targacept terminates this Agreement pursuant to Section 11.2, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.11 and 5.4 (other than Section 5.4(a)) shall terminate.

(f)	Notwithstanding the provisions of Section 11.5(b) hereof, in the event that APSA terminates this Agreement pursuant to Section 11.2, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.11 and 5.4 (other than Section 5.4(a)) shall terminate.

11.5 Accrued Rights; Surviving Obligations.

(a)	Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b)	Without limiting the foregoing, Sections 2.6(b), 2.6(c), 2.8(a), 2.9, 2.10, 2.14, 4.1(b), 4.1(c), 5.1(b) (in the event of expiration), 5.2(b) and (c) (unless APSA terminates this Agreement under Section 11.2), 5.3, 5.4(a), 5.4(b)(ii) (in the event of termination by APSA under Section 11.2), 5.4(c)(iv), 7.9, 7.10, 7.11, 7.12, 7.13, 14.3, 14.9, 14.10, 14.11 and 14.12 and Articles 1 (including, solely for purposes of interpreting a particular definition set forth therein, all provisions referenced in such definition), 8, 9, 10, and 11 of this Agreement shall survive the expiration or termination of this Agreement for any reason; provided that, in the event of a partial termination of this Agreement pursuant to Section 11.2(c), (i) the foregoing provisions shall survive and continue to apply in full force and effect with respect to the compound(s) and or product(s) subject to the partial termination and (ii) all of the provisions of this Agreement, including without limitation the foregoing provisions, shall continue to apply in full force and effect in all other respects (including, without limitation, to all compound(s) and/or product(s) that are not subject to the partial termination).

(c)	Upon any termination of this Agreement as regards any particular Licensed Product, APSA shall be entitled, during the six (6) month period following the effective date of such termination, to finish any work-in-progress and to sell any inventory of the Licensed Product which remains on hand as of the date of the termination, so long as APSA pays to Targacept the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

11.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by APSA or Targacept are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by an non-subject Party.

ARTICLE 12

Representations and Warranties

12.1 Representations and Warranties. As of the Effective Date, each Party represented and warranted to the other Party that:

(a)	Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)

This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third

Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(d)	It has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research and to grant the licenses granted under Article 5 hereof;

(e)	All individuals who perform any activities on behalf of a Party or its Affiliates in connection with the Research will have assigned to such Party, directly or indirectly by assignment of another Person, the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of the Research. No Third Party (other than a Sublicensee) will have any rights to any intellectual property which is conceived or developed by any individual who will perform any activities by or on behalf of a Party or its Affiliates in connection with the Research; and

(f)	With respect to any Materials provided by it to the other Party, it has the full right to provide such Materials and has no reason to believe that the other Party’s use of such Materials in accordance with this Agreement will infringe the intellectual property rights of any Third Party.

12.2 Additional Representations and Warranties of Targacept. As of the Effective Date, Targacept represented and warranted that:

(a)	To the best knowledge of Targacept, the Targacept Patents or Targacept Know-How existing as of the Effective Date are not invalid or unenforceable, in whole or in part.

(b)	To the best knowledge of Targacept, the inception, development and reduction to practice of the Targacept Patents and Targacept Know-How existing as of the Effective Date has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party and APSA’s practice of the Targacept Patents and Targacept Know-How as permitted herein will not infringe any intellectual property rights of any Third Party.

(c)	As of the Effective Date, there are no agreements between Targacept and any Third Parties which would preclude or otherwise limit Targacept’s ability to conduct its tasks and obligations under the Research and Development Plan or otherwise fulfill its obligations under this Agreement;

(d)	As of the Effective Date, Targacept has not granted any license to any Third Party, either express or implied, or any option to license, to utilize any intellectual property owned or Controlled by Targacept (including under option) to discover, identify, research, develop or market any Nicotinic Compounds;

(e)	As of the Effective Date, Targacept is the exclusive owner or assignee of the Patent Rights listed on Exhibit E(1) attached hereto. Such Patent Rights constitute all of the Patent Rights that Targacept and its Affiliates own, have under license or have a right to acquire (by option or otherwise) that are useful for the manufacture, use or sale of Targacept Compounds, other than the UK Compounds, in the Field. During the term of this Agreement, Targacept will use its best efforts not to encumber or diminish the rights granted to APSA hereunder, including without limitation, by not committing any acts or permitting the occurrence of any omissions which would cause the breach or termination of any Third Party License. Targacept will promptly provide APSA notice of any alleged breach of any Third Party License. As of the Effective Date, Targacept was not in breach of any Third Party License.

(f)	As of the Effective Date, no Key Employee has given notice of any desire to retire, resign or otherwise terminate his employment and neither Targacept nor any Affiliate has given any notice of or has any intent of terminating the employment of any Key Employee.

(g)	As of the Effective Date, Targacept’s Affiliates have effectively transferred, assigned and licensed to Targacept all their right, title and interest in and to (i) the Targacept Compounds, (ii) the Targacept Patents, (iii) the Targacept Know-How, (iv) the Pentad Patents, (v) the Pentad Technology, (vi) the license agreements covering or relating to any of the foregoing and (vii) confidentiality and assignment of invention agreements. As of the Effective Date and, with respect to the UK Compounds, as of the UK License Date, Targacept has exclusive rights in the Field to the foregoing.

(h)	To the best of Targacept’s scientific judgment, the Targacept Compounds include all of the Nicotinic Compounds (other than the UK Compounds), created or developed at any time solely or jointly by Targacept or any Affiliate thereof, that show significant potential for development as a pharmaceutical product for use in the Field.

(i)

Targacept shall obtain a license granting Targacept exclusive rights in the Field to the UK Compounds within ninety (90) days after the Effective Date (which date of license grant shall be referred to herein as the “UK License Date”). As of the UK License Date, Targacept shall be the exclusive licensee to the Patent Rights listed on Exhibit E(2) attached hereto and such Patent Rights shall constitute all of the Patent Rights that Targacept and its Affiliates own, have under license or have a right to acquire (by option or otherwise) that are useful for the manufacture, use or sale of the UK Compounds in the Field. During the term of this Agreement, Targacept will use its best efforts not to encumber or diminish the rights granted to Targacept under the UK License, including without limitation, by not committing any acts or permitting the occurrence of any omissions which would cause the breach or termination of the UK License. Targacept will promptly provide APSA notice of any alleged breach of the UK License.

ARTICLE 13

[Reserved]

ARTICLE 14

Miscellaneous Provisions

14.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

14.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that (i) a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor shall remain liable and responsible for the performance and observance of all such Party’s duties and obligations hereunder and (ii) API hereby assigns the Original Agreement, superseded by this Agreement as of the date hereof, to APSA and Targacept hereby consents to such assignment. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 14.2 shall be void.

14.3 Disclaimer of Warranties. SUBJECT TO SECTIONS 12.1 AND 12.2, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

14.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

14.6 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

14.7 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including without limitation the Original Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.9 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, applicable to contracts entered into and to be performed wholly within the State of New York, excluding conflict of laws principles.

14.10 Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the President of Targacept and such member of APSA’s Executive Committee as APSA shall designate for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation.

14.11 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address or facsimile number as such party shall have last given by notice to the other Parties.

If to APSA, addressed to:

Aventis Pharma SA

20, avenue Raymond Aron

92160 Antony, France

Telecopier: (++33) 1 5571 3348

Attn.: Marie Christine Dubroeucq

With a copy to:

Aventis Pharma SA

20, avenue Raymond Aron,

92160 Antony, France

Telecopier: (++33) 1 5571 6431

Attn.: General Counsel

If to Targacept, addressed to:

Targacept, Inc.

Postal Mail Address:

P.O. Box 1487

Winston-Salem, NC 27102-1487

Street Address:

950 Reynolds Boulevard

Winston-Salem, NC 27105

Telecopier: (336) 741-2638

Attn.: President

14.12 No Consequential Damages. SUBJECT TO SECTIONS 10.1 AND 10.2, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

14.13 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

14.14 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

14.15 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, each copy of which shall for all purposes be deemed to be an original.

14.16 Patent Due Diligence. Targacept shall make available all reasonably necessary records and employees of Targacept and its Affiliates and otherwise cooperate fully in all reasonable inquiries, investigations and due diligence conducted by APSA after the Effective Date concerning the intellectual property status of the Collaboration Compounds, and APSA shall have a period of ninety (90) days after the Effective Date unilaterally to classify any Collaboration Compound as a Terminated Compound if APSA is not satisfied in its discretion with the intellectual property status or protection of such Collaboration Compound.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Targacept, Inc.		Aventis Pharma SA

By:	/s/ J. Donald deBethizy	By:	/s/ E. Canet
	J. Donald deBethizy		Emmanuel Canet
	President and CEO		Senior Vice President DIA France

Executing this Agreement solely to effect the assignment of its rights and obligations to Aventis Pharma SA:

Aventis Pharmaceuticals Inc.

By:	/s/ Charles D. Dalton
Vice President, Legal Corporate Development

Exhibit A: Phase Transition Criteria

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[Entire 16-page document has been redacted.]

Exhibit B: Targacept Compounds

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[Entire table has been redacted.]

Exhibit C: Research and Development Plan

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[Entire eight-page document has been redacted.]

Exhibit D: First Semi-Annual Research Plan

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[Entire table has been redacted.]

Exhibit E(1): Patent Rights

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[Entire table has been redacted.]

Exhibit E(2): UK Compound Patent Rights

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